FIRST AMENDMENT TO
AGREEMENT OF SALE AND PURCHASE

    This First Amendment to Agreement of Sale and Purchase (this “Amendment”) is made and entered into by and between SANTAL, L.L.C., a Delaware limited liability company (“Seller”), and BG-QR GP, LLC, a Delaware limited liability company (“Purchaser”).

    R E C I T A L S:

A.Seller and Purchaser previously entered into an Agreement of Sale and Purchase dated September 20, 2021 (the “Agreement”), whereby Seller agreed to sell to Purchaser, and Purchaser agreed to purchase from Seller, certain real property located in Austin, Travis County, Texas, as more particularly described therein.

B.Seller and Purchaser wish to amend the Agreement as set forth herein.

    A G R E E M E N T:

    NOW, THEREFORE, for and in consideration of the mutual terms, covenants, and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions. All capitalized terms used in this Amendment, to the extent not otherwise expressly defined herein, shall have the same meaning ascribed to such terms in the Agreement.

2.    Inspection Period. Seller and Purchaser hereby extend the expiration date of the Inspection Period, as defined in Paragraph 3.01 of the Agreement, to November 3, 2021.

3.    Closing Date. The first sentence of Paragraph 4.02 of the Agreement is hereby amended to read as follows:

    “This transaction shall close through escrow with the Title Company or as otherwise acceptable to the Parties on or before November 19, 2021.”

    Except as so modified and amended hereby, the Agreement is otherwise unchanged and the parties hereby RATIFY and AFFIRM the same.

    Each party hereto shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or by email as a PDF copy as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. This Amendment may be executed in multiple counterparts, all of which, when put together, will constitute one.

EXECUTED the 4th day of October, 2021.

PURCHASER:

BG-QR GP, LLC,
a Delaware limited liability company

By: /s/ Jason Polcaro
Name: Jason Polcaro
Title: Vice President

SELLER:

Santal, L.L.C., a Delaware limited liability company

By: STRS L.L.C., a Delaware limited liability company,
Manager

    By:    Stratus Properties Inc., a Delaware
        corporation, Sole Member

        By: /s/ Erin D. Pickens
             Erin D. Pickens,
             Senior Vice President
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